Media Contact:         David Rubinger 404.502.1240 / david.rubinger@statebt.com
Investor Relations Contact:    Jeremy Lucas 404.239.8626 / jeremy.lucas@statebt.com

State Bank Financial Corporation Completes
Merger with Georgia-Carolina Bancshares, Inc.

ATLANTA, GA, January 2, 2015 - State Bank Financial Corporation (NASDAQ: STBZ) announced the completion of its merger with Georgia-Carolina Bancshares, Inc. (OTCQB: GECR). The merger was completed on January 1, 2015, at which time Georgia-Carolina Bancshares was merged into State Bank Financial. First Bank of Georgia, a wholly-owned bank subsidiary of Georgia-Carolina Bancshares, will become a separate bank subsidiary of State Bank Financial.

At September 30, 2014, First Bank of Georgia had approximately $525 million of total assets, $333 million of loans, $426 million of deposits and seven banking offices in the Augusta, Georgia market.

With this transaction completed, State Bank Financial has approximately $3.3 billion in total assets and 28 banking offices in the Metro Atlanta, Middle Georgia and Augusta, Georgia MSAs.

Under the terms of the merger agreement, shareholders of GECR common stock received $8.85 in cash and .794 shares of STBZ common stock for each outstanding share of GECR common stock. The number of STBZ shares issued in the merger is based on the average trading price of STBZ common stock during the 20-trading-day period ended December 23, 2014.

Remer Y. Brinson III, President and CEO of First Bank of Georgia, said, “We are excited to be part of the State Bank family.  We share the same core values and a commitment to outstanding service.  State Bank’s financial strength, depth in products and payments technology will bring additional value to First Bank’s clients and markets.”

“This is a great day. I am extremely pleased to officially be in business with Remer Brinson and the First Bank team. Together, we will be a stronger and better bank for the benefit of all of the communities we serve,” said State Bank Financial Chairman and CEO Joe Evans.

About State Bank Financial Corporation
State Bank Financial Corporation (NASDAQ: STBZ) is the holding company for State Bank and Trust Company and First Bank of Georgia. At closing, State Bank Financial has approximately $3.3 billion in total assets with locations in Metro Atlanta, Middle Georgia and Augusta, Georgia.

Cautionary Note Regarding Forward-Looking Statements
Some of the statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “plan,” “seek,” “believe,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include statements regarding our belief of the effect of the merger on our bank and the communities we serve. These forward-looking statements are subject to risks, uncertainties and other factors, as well as additional risks and uncertainties contained in the “Risk Factors” and the forward-looking statement disclosure contained in State Bank Financial Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year, any of which could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. All forward-looking statements speak only as of the date of this press release. State Bank Financial Corporation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

To learn more about State Bank, visit www.statebt.com.